Exhibit 10.1


                          ASSUMED GOODMARK OPTION PLAN


Notice to Optionee:

You have been the holder of options to purchase shares of GoodMark Foods, Inc. Common Stock. Pursuant to the terms of the merger agreement consummated July 31, 1998, ConAgra, Inc. has assumed all obligations under those option agreements. Appropriate adjustments were made in the number of shares and the exercise price based on the 1.08108 conversion rate of GoodMark to ConAgra shares in the merger agreement.

The number of options was adjusted by multiplying the number of GoodMark options by the 1.08108 conversion rate (rounded to the nearest whole share). The option price(s) were adjusted by dividing the GoodMark option price(s) by the 1.08108 conversion rate. For example, a GoodMark Stock Option to purchase 100 shares at an option price of $10.00 per share would be converted to 108 shares at an option price of $9.25 per share.

The vesting schedule(s), expiration date(s) and other terms of your option agreement(s) remain unchanged. For tax purposes, the status of your option(s) has not changed.


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